Exhibit 10.14

LOAN AND SECURITY AGREEMENT

between

PFF, LLC

and

Liberty Defense Technologies, Inc.

Dated:

August 19, 2024

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is made as of this 19th day of August, 2024, between Liberty Defense Technologies, Inc., a Massachusetts corporation (the “Borrower”), and PFF, LLC, a Delaware limited liability company (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender extend a discretionary $2,500,000 revolving credit facility and a $1,800,000 term loan, the proceeds of which will be used to fund Borrower’s business operations.

WHEREAS, Lender is willing to extend a discretionary credit facility and term loan on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

“Affiliate” shall mean any Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower. For purposes hereof, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests, by contract or otherwise.

“Aged Receivables” shall mean a schedule of all outstanding Receivables of Borrower showing the age of such Receivables in intervals of 30 days.

“Agreement” shall mean this Loan and Security Agreement, together with all Schedules and Exhibits attached or otherwise identified thereto, as the same may be amended, modified, restated, or supplemented from time to time.

“Assignment of Claims Act” shall mean, collectively, the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

“Anti-Terrorism Laws” shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act.

“Blocked Person” shall mean any person: (a) listed in the annex to Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (f) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (g) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

“Borrower” shall have the meaning set forth in the Preamble of this Agreement.

“Borrowing Base” shall mean, at the time in question, the sum of (a) 90% of Eligible Billed Receivables, (b) 65% of Eligible Unbilled Receivables, and (c) 30% of Eligible Delivery Orders, each as depicted in the Borrowing Base Certificate Lender has most recently received from Borrower; provided, however, that (i) the advance rate for an Eligible Billed Receivable arising from an invoice for goods (or final invoice if an order is shipped in installments) shall be limited to 50% and (ii) at all times the Borrowing Base shall remain subject to verification by Lender.

“Borrowing Base Certificate” shall mean a certificate of Borrower containing a computation of the Borrowing Base and certifying that no Default or Event of Default has occurred and is continuing, substantially in the form of Exhibit C attached hereto or such other form as shall be acceptable to Lender.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks under the laws of the Commonwealth of Virginia are authorized or required by law to close.

“Cash Collateral Account” shall mean a demand deposit account with a commercial bank acceptable to Lender with respect to which Lender has “control” as such term is defined in the UCC and which is subject to no Liens other than Permitted Liens.

“Code” shall mean the Internal Revenue Code of the United States, as amended.

“Collateral” shall mean all tangible and intangible personal property of Borrower, wherever located and whether now owned or hereafter acquired, including but not limited to all accounts, contracts rights, chattel paper, cash, general intangibles, investment property, machinery, equipment, goods, inventory, furniture, fixtures, letter-of-credit rights, books and records, deposit accounts, documents, instruments and commercial tort claims, together with all proceeds thereof, including insurance proceeds. All such terms shall have the meanings assigned to such terms in the UCC.

“Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.

“Default Rate” shall mean a rate of interest five percentage points (5%) in excess of the Loan Interest Rate.

“Delivery Order” shall mean a delivery order issued by Borrower to a supplier for goods to be provided by Borrower to a customer pursuant to an executed contract or other agreement with such customer.

“Eligible Billed Receivables” shall mean all Receivables of Borrower that have been billed to the appropriate customer, are aged not greater than 90 days from the date of the initial invoice, and are deemed acceptable by Lender, in its sole discretion, for inclusion in the borrowing base Lender evaluates when exercising its discretion to make a Loan. For the purposes of this definition, the term “initial invoice” shall mean the first invoice relating to the applicable goods shipped or services rendered, and not any subsequent invoice relating thereto.

“Eligible Delivery Order” shall mean a Delivery Order for goods described therein which, upon Borrower’s receipt, will become Eligible Inventory that is to be delivered to the applicable customer no later than One Hundred Eighty (180) days after the date of the Delivery Order; provided, that in all cases if required by Lender, the supplier shall have delivered to Lender written unconditional and irrevocable confirmation in a form acceptable to Lender that supplier will ship the goods in accordance with the instructions of Lender, including, a date before which the goods must be shipped, and an agreement from the supplier that they will ship the goods which are the subject of the Delivery Order regardless of who the end user is, and without any setoffs, counterclaims, or any other claims against Borrower, subject only to receipt of payment in full for such goods. Once goods described in an Eligible Delivery Order either become Eligible Inventory or will no longer become Eligible Inventory upon completion, the corresponding Delivery Order will cease to be an Eligible Delivery Order.

“Eligible Inventory” shall mean all inventory acquired by Borrower for the sole purpose of fulfilling the requirements of an awarded U.S. Government contract consisting of finished goods which Lender has deemed acceptable, in its sole discretion, for inclusion in the Borrowing Base and which will be delivered to the applicable customer no later than One Hundred Eighty (180) days after the date of the corresponding Delivery Order. Eligible Inventory is valued at the lower of cost or market on a first-in, first-out basis. Standards of eligibility shall be fixed and may be revised from time to time exclusively by Lender in its sole discretion. Without limitation of the foregoing, unless otherwise approved by Lender, Eligible Inventory shall not include any inventory which:

(a)           is not at all times subject to a duly perfected, first priority (and only) security interest in favor of Lender;

(b)           is not in good and saleable condition;

(c)           is on consignment from, or subject to, any repurchase agreement with any supplier;

(d)           constitutes returned, repossessed, damaged, defective, obsolete, or slow-moving goods as determined by the Bank;

(e)           does not conform in all respects to the warranties and representations set forth in the Loan Documents;

(f)            is subject to a negotiable document of title (unless issued or endorsed to Lender);

(g)           is not at a location identified on Schedule 4.2 attached hereto;

(h)           constitutes inventory-in-transit;

(i)            is at a location not owned and controlled by the Borrower, unless, if required by Lender, Lender has received from the Person owning such location or in control thereof a waiver or subordination of Liens satisfactory to Lender (unless reserves are imposed with regard thereto as determined by Lender in its sole and absolute discretion);

(j)            consists of any packaging materials, supplies or promotional materials;

(k)           is classified as raw materials; or

(l)            which Lender otherwise in its sole and absolute discretion deems to not be Eligible Inventory.

“Eligible Purchase Order” shall mean a Purchase Order which, upon Borrower’s receipt of the goods described therein, will become Eligible Inventory that is to be delivered to the applicable customer no later than One Hundred Eighty (180) days after becoming Eligible Inventory, or, in the case of goods directly shipped by the supplier to the customer, will become an Eligible Unbilled Receivable upon shipment by the supplier; provided, that in all cases if required by Lender, the supplier shall have delivered to Lender written unconditional and irrevocable confirmation in a form acceptable to Lender that supplier will ship the goods in accordance with the instructions of Lender, including, a date before which the goods must be shipped, and an agreement from the supplier that they will ship the goods which are the subject of the Purchase Order regardless of who the end user is, and without any setoffs, counterclaims, or any other claims against Borrower.

“Eligible Unbilled Receivables” shall mean Receivables of Borrower which (a) represents components of unbilled costs and estimated profits arising out of work actually performed by Borrower under the terms of contracts with customers, (b) may, in accordance with IFRS, be included in current assets on the balance sheet of Borrower even though such amount has not been billed to the customer, excluding, however, any amounts which represent (i) retainages payable upon completion of a contract; or (ii) costs incurred on cost reimbursable contracts that exceed provisional billing rates established by the customer, (c) which will be billed within sixty (60) day, and (d) are deemed acceptable by Lender, in its sole discretion, for inclusion in the borrowing base Lender evaluates when exercising its discretion to make a Loan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Events of Default” shall have the meaning set forth in Article 12 of this Agreement.

“Fiscal Year” shall mean with respect to any Person, a year of 365 or 366 days, as the case may be, ending on the last day of December in any calendar year.

“Foreign Financial Account” means a bank account, securities account, or other financial account in a country other than the Unites States of America, including any of the states, commonwealths, and territories of the United States and the District of Columbia.

“IFRS” shall mean international financial reporting standards, consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with IFRS.

“Indebtedness” shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same is payable, and the Obligations.

“Inventory Report” shall mean a report listing all inventory of Borrower, the cost thereof, specifying raw materials, work-in-process, finished goods and such other information as Lender may require relating thereto, all in form acceptable to Lender.

“Laws” shall mean all federal, state, and local governmental laws, ordinances, rules, and regulations applicable to Borrower’s ownership or use of properties or the conduct of its business, including, without limitation, all laws and regulations regarding the collection and payment of employees’ income, payroll, unemployment, and Social Security taxes.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, escrow agreement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capital lease, any synthetic lease and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Line of Credit Loan” shall mean each Loan made by Lender to Borrower other than the Term Loan.

“Loan Documents” shall mean this Agreement, the Note, and all other agreements, guaranties, pledges, deposit account control agreements, support agreements, assignments, certificates, documents and instruments to be delivered by Borrower or any other Person under this Agreement or in connection with the Loans or any other Indebtedness or Obligations of Borrower to Lender, as the same may be amended, modified, restated or supplemented from time to time.

“Loan Interest Rate” shall mean 14.99% per annum. with respect to the Line of Credit Loan and 17.99% per annum with respect to the Term Loan. Effective June 1, 2025, the Loan Interest Rate will be determined by reference to Borrower’s financial statements required to be delivered to Lender for the preceding fiscal quarter. If Borrower has positive net income of $0 or greater for the preceding fiscal quarter, the Loan Interest Rate shall remain 14.99% per annum, with respect to the Line of Credit Loan. If Borrower does not have positive net income of $0 or greater for the preceding fiscal quarter, the Loan Interest Rate shall be increased to 16.99% per annum retroactive to the first day of the preceding quarter, and shall remain at such interest rate until the end of the quarter in which the Loan Interest Rate is increase to 16.99%, with respect to the Line of Credit Loan.

“Loan” shall mean each discretionary loan made by Lender to Borrower pursuant to Section 2.1 of this Agreement.

“Maturity Date” shall mean August 31st, 2025 with respect to the Line of Credit Loan and August 15th, 2026 with respect to the Term Loan, and any extension or extensions to either or both of such dates thereof granted by Lender in its sole discretion.

“Material Adverse Effect” shall mean any material adverse effect, as determined in Lender’s discretion, on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower or any guarantor(s), if any; (b) Borrower’s or any guarantor’s, if any, ability to pay or perform the Obligations in accordance with their terms; (c) the value, collectability or salability of the Collateral or the perfection or priority of Lender’s liens; (d) the validity or enforceability of this Agreement or any of the Loan Documents; or (e) the practical realization of the benefits, rights and remedies inuring to Lender under this Agreement or under the Loan Documents.

“Maximum Facility” shall mean at any time, the lesser of (a) $2,500,000 and (b) the then applicable Borrowing Base with respect to the revolving credit facility and $1,800,000 with respect to the Term Loan facility.

“Note” shall mean the promissory note, in form and substance satisfactory to Lender, to be given by Borrower to Lender to evidence the Loans.

“Obligations” shall mean and include all loans (including the Loans), debts, liabilities, obligations, covenants and duties owing by Borrower to Lender or any Affiliate of Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the other Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys’ fees and expenses, consulting fees and expenses and any other sum chargeable to Borrower under this Agreement, the other Loan Documents or any other agreement with Lender.

“OFAC” shall mean the U.S. Department of Treasury Office of Foreign Assets Control (or any successor agency).

“Overadvance” shall mean the existence at any time of determination of an outstanding aggregate principal balance of the Line of Credit Loans in excess of the Maximum Facility.

“Permitted Liens” shall mean:

(a)           Liens securing the Obligations;

(b)           the claims of materialmen, mechanics, carriers, warehousemen, processors, or landlords arising out of operation of law so long as the obligations secured thereby (i) are not past due or (ii) are being properly contested and for which Borrower has established adequate reserves;

(c)           Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and similar laws; and

(d)           Liens in equipment (including capital leases) to secure purchase money Indebtedness permitted under Section 10.1 hereof, so long as such security interests do not apply to any property of Borrower other than the equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such equipment.

“Person” shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan or other plan now or hereafter maintained for employees of Borrower or any subsidiary of Borrower and covered by Title IV of ERISA.

“Purchase Order” shall mean a purchase order issued to Borrower by a customer of Borrower for goods to be provided by Borrower pursuant to such purchase order.

“Receivables” shall mean all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by Borrower.

“Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

“Request for Loan” shall mean a borrowing request in substantially the form set forth in Exhibit A attached hereto.

“Sanctioned Country” shall mean any country subject to the sanctions program identified on the most current list maintained by OFAC.

“Solvent” shall mean when used with respect to any Person, such Person (a) owns property the fair value of which is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (b) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (c) is able to pay all of its Indebtedness as such Indebtedness matures, and (d) has capital sufficient to carry on its then existing business.

“Term Loan” shall mean the Loan made by Lender to Borrower on August 19, 2024 in the original principal amount of $1,800,000.

“Termination Date” shall mean the earliest of the date which is (a) the Maturity Date, (b) the date on which either party terminates the Agreement pursuant to the terms hereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time.

2. THE LOANS.

2.1.            Loans. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, Lender, in its sole discretion, may choose to make Line of Credit Loans to Borrower on its request, in an amount equal to the amount requested by Borrower pursuant to Section 2.3 below up to an aggregate outstanding amount not to exceed the Maximum Facility. Subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Line of Credit Loans. At no time shall the aggregate principal amount of Line of Credit Loans outstanding at any one time exceed the Maximum Facility at such time. The credit facility hereunder is a discretionary line of credit and Lender has no obligation to make Line of Credit Loans even if no Default or Event of Default has occurred.

(a) Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, Lender, has made the Term Loan on August 19, 2024.

2.2.            Overadvance. Borrower acknowledges that Lender has advised Borrower that Lender does not intend to permit Borrower to incur Line of Credit Loans at any time in an outstanding principal amount exceeding the Maximum Facility; however, it is agreed that should the outstanding principal amount of the Line of Credit Loans exceed the Maximum Facility for any reason, then such excess Line of Credit Loans shall (a) constitute Obligations under this Agreement, (b) be entitled to the benefit of all security and protection under this Agreement and the other Loan Documents, (c) be secured by the Collateral and (d) be payable immediately without notice or demand by Lender.

2.3.            Manner of Borrowing. Each Loan shall be requested in writing sent via facsimile or electronic transmission by a Request for Loan and a Borrowing Base Certificate executed by an authorized officer of Borrower and the applicable Eligible Purchase Order, not later than 11:00 a.m. Eastern Time on any Business Day. If Lender elects to make the requested Loan, Lender will endeavor to make the requested Loan within one (1) Business Day after Lender’s receipt of such Request for Loan to the account specified by Borrower in the Request for Loan. Borrower shall immediately forward to the supplier the amount of the Loan advanced by Lender plus any additional required amounts sufficient to ensure that supplier will deliver the goods that are the subject of the Eligible Purchase Order Lender is financing with the Loan.

2.4.            Evidence of Borrower’s Obligations. Borrower’s obligation to pay the principal of, and interest on, the Loans shall be evidenced by the Note executed by Borrower and delivered to Lender.

2.5.            Payment on Termination Date. Notwithstanding anything herein to the contrary, on the Termination Date with respect to each Loan Borrower shall pay to Lender in full, in cash, the entire outstanding principal balance such Loans, plus all accrued and unpaid interest thereon, unpaid fees, and all other Obligations. Lender from time to time may agree, in its sole discretion, to extend the Maturity Date or increase the amount of Loans to be provided under this Agreement, or both. During any such periods of extension, the remaining terms and conditions of this Agreement shall remain in full force and effect, and Borrower shall execute and deliver any amendments or modifications to the Loan Documents that Lender may require in connection with any such extension or increase. Nothing in this Section 2.5 shall obligate Lender to grant such extensions or to increase the amount of credit provided under this Agreement or to imply any limitation on the discretionary nature of the Loans.

2.6.            Scheduled Payments; Term Loan Prepayments. The principal of the Term Loan shall be payable in installments on the dates and in the amounts set forth in the Loan Payment Schedule attached hereto. Subject to the provisions of Section 2.1, Borrower may use the proceeds of a Line of Credit Loan to pay Obligations incurred with respect to the Term Loan, and Borrower hereby authorizes Lender to make Line of Credit Loans to pay such Obligations as and when such Obligations are due. This authorization shall constitute a standing request for Line of Credit Loans pursuant to Section 2.3 of this Agreement shall remain in effect as a standing request for Line of Credit Loans until revoked in writing by Borrower. Borrower acknowledges and agrees that Lender, in its sole discretion, may choose to make Line of Credit Loans to Borrower and that Lender’s agreement to make Line of Credit Loans pursuant to this standing request does not constitute a waiver of Lender’s rights under this Agreement, including Lender’s right to require Borrower to submit additional information in connection with any Line of Credit Loan as contemplated by this Agreement. Borrower may prepay the Term Loan in full prior to the Maturity Date upon one hundred eighty (180) days’ prior written notice to Lender and payment of an early termination fee equal to 0% of the interest that would have been due from the date of prepayment through the Maturity Date assuming the Term Loan had been repaid in accordance with the Loan Payment Schedule. Amounts prepaid may not be reborrowed. Parabilis will reserve the right to require Liberty Defense Technologies, Inc. to submit an additional principal payment based on annual EBITDA, applied to the term loan, up to the difference between 75% of EBITDA less aggregate Parabilis interest and term loan principal payments. This assessment will be made monthly, starting in August 2024, and paid within 30 days of the applicable month end.

3. LENDER’S COMPENSATION.

3.1.            Interest on Loans. Borrower shall pay interest monthly, in arrears, on the first day of each month on the outstanding principal amount of the Loans at the Loan Interest Rate. At the option of Lender, any accrued and unpaid interest that is not paid when due will be added to the principal amount of the Loans and will thereafter bear interest at the Loan Interest Rate. Notwithstanding the foregoing, on and after the occurrence of a Default or Event of Default (including, without limitation, a payment default under Sections 2.2 or 2.5 hereof), Borrower shall pay interest on the Loans at the Default Rate. Notwithstanding anything contained herein to the contrary, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

3.2.            Fees. Borrower shall pay to Lender the following fees:

(a)            Borrower shall pay to Lender a commitment fee in the amount of $26,319.40 (the “Commitment Fee”), which Commitment Fee shall be fully-earned and paid as of the date hereof, but as an accommodation to Borrower shall be paid in thirteen (13) installments in the amount of $1,319.44 on the date hereof and $2,083.33 on the first day of the first through 12 month anniversaries of the date hereof. At the option of Lender, any accrued and unpaid installment of the Commitment Fee that is not paid when due will be added to the principal amount of the Loans and will thereafter bear interest at the Loan Interest Rate. Notwithstanding anything contained herein to the contrary, in no event shall any unpaid installment of the Commitment Fee be added to the principal amount of the Loans if as a result thereof any interest to be paid under this Agreement or under any Loan Document would exceed the maximum rate permitted by law.

(b)            If Borrower fails to comply with any provision of this Agreement or any other Loan Document, Lender, at its option, may charge a non-compliance administrative fee in each instance of noncompliance. Lender will notify Borrower in prior to charging a non-compliance administrative fee. Compliance documents are due 20 days after the close of each quarter, an extension can be provided if the Borrower makes the request prior to the deadline. Failure to provide documents or request an approved extension will result in a non-compliance administrative fee per the following schedule: 46-60 days after quarter end - $1,000; 61-75 days – an additional $3,000; 76-90+ days – an additional $5,000. Lender’s right to charge the non-compliance administrative fee shall be in addition to any other rights or remedies Lender may have under this Agreement and the other Loan Documents, all of which are hereby reserved, and shall not constitute a waiver, release or limitation upon Lender’s exercise of any such rights or remedies or Borrower’s obligation to comply with all provisions of the Loan Document, including the provision for which the non-compliance administrative fee has been assessed. At the option of Lender, any non-compliance administrative fee that is not paid when due will be added to the principal amount of the Loans and will thereafter bear interest at the Loan Interest Rate. Notwithstanding anything contained herein to the contrary, in no event shall any unpaid non-compliance administrative fee be added to the principal amount of the Loans if as a result thereof any interest to be paid under this Agreement or under any Loan Document would exceed the maximum rate permitted by law.

3.3.            Computation of Interest and Fees. All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

3.4.            Payments. All payments with respect to the Obligations shall be paid, without any defense, offset or counterclaim of any kind, at 2010 Corporate Ridge, Suite 450, McLean, Virginia 22102, or to such other address as Lender shall specify. Whenever any payment to be made shall otherwise be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with any such payment. If any payment of principal, interest or fees is not made within ten days of its due date, Borrower agree to pay to Lender a late charge equal to 5% of the amount of the payment. Borrower agrees that the late charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by Lender, and that the actual harm incurred by Lender cannot be estimated with certainty and without difficulty. Provided no Default or Event of Default exists, payments received by Lender will be applied in the following manner: (i) to charges, fees and expenses (including attorneys’ fees), (ii) next to accrued interest (iii) next to the principal of the Term Loan, (iv) next to the principal of the Line of Credit Loan, and (v) last to other Obligations in any order Lender may choose, in its sole discretion. Payments received by Lender when any Default or Event of Default exists, will be applied to the Obligations in any order Lender may choose, in its sole discretion.

3.5.            Early Termination. Borrower may terminate this Agreement and prepay all of the Loans, if any, upon ten (10) days’ prior written notice to Lender with respect to the revolving credit facility, and one hundred eighty (180) days’ prior written notice to Lender with respect to the term loan facility.

4. GRANT OF SECURITY INTEREST.

4.1.            Grant of Security Interest. Borrower hereby assigns and pledges to Lender, and hereby grants to Lender a first priority (subject only to COVID EIDL Permitted Liens) security interest in all of Borrower’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired by Borrower, including all proceeds of any and all of the foregoing or hereinafter-described Collateral (including, without limitation, proceeds that constitute property of the types described herein) and, to the extent not otherwise included, all policies of insurance on any property of Borrower and all payments and proceeds under any such insurance (whether or not Lender is the loss payee thereof), or any indemnity warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral; all cash; and all books of account and records, including all computer software relating thereto. This Agreement secures the payment of all Obligations of Borrower now or hereafter existing or arising. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by Borrower to Lender but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower.

4.2.             Representations and Warranties Concerning the Collateral.

(a)            All items of equipment and inventory of Borrower are located at the places specified in Schedule 4.2 hereto. During the five years immediately preceding the date of this Agreement, neither Borrower nor any predecessor of Borrower has used any corporate or fictitious name other than its current corporate name. Except as specified in Schedule 4.2 hereto, Borrower has no trade names. The chief executive office and mailing address of Borrower is presently located at Borrower’s address as set forth in Section 13.4. The exact legal name of Borrower is that indicated on the signature pages hereof. Borrower is an organization of the type, and is organized in the jurisdiction set forth herein.

(b)            Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien except for the Permitted Liens. No effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of Lender relating to this Agreement or with respect to Liens or otherwise permitted by this Agreement. None of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating, or assigning the same or requires notice or consent in connection therewith except for the Assignment of Claims Act.

(c)             Borrower has exclusive possession and control of the Collateral.

(d)            This Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations and, when properly perfected, shall constitute a valid perfected security interest in such Collateral, free and clear of all Liens except Permitted Liens.

(e)            The inventory of Borrower has been produced by Borrower in compliance with all requirements of the Fair Labor Standards Act.

(f)             Borrower represents and warrants as to each and every Receivable now existing that: (1) it is a bona fide existing obligation, valid and enforceable against the customer, for software installed or licensed, goods sold or leased or services rendered in the ordinary course of business; (2) it is subject to no dispute, defense or offset except as disclosed in writing to Lender or as reflected or reserved for in the financial statements delivered from time to time by Borrower to Lender hereunder; (3) all instruments, chattel paper and other evidence of indebtedness issued to Borrower with respect to any Receivable have been made available to Lender, and, together with all supporting documents delivered to Lender, are genuine, complete, valid and enforceable in accordance with their terms; (4) it is not subject to any discount, allowance or special terms of payment except in the ordinary course of business or as disclosed in writing to Lender; and (5) except as required by the Assignment of Claims Act, it is not and shall not be subject to any prohibition or limitation upon assignment. Borrower covenants and agrees that each Receivable arising after the date of this Agreement will be in conformance with the foregoing representations in all material respects.

4.3.             Covenants Concerning the Collateral.

(a)            Borrower shall immediately notify Lender of (1) any dispute in excess of $25,000 with a customer and (2) the bankruptcy, insolvency, receivership, assignment for the benefit of creditors or suspension of business of any customer of which Borrower has knowledge. Borrower shall not compromise or discount any Receivable without the prior written consent of Lender except for (i) ordinary trade discounts or allowances for prompt payment, and (ii) prior to the occurrence of a Default or an Event of Default, such compromises or discounts that, after giving effect thereto, will not cause the unpaid principal balance of the Loans then outstanding to exceed the most recent Borrowing Base Certificate provided to Lender.

(b)            Borrower shall execute all other agreements, instruments and documents and shall perform all further acts that Lender may require to ensure compliance with the Assignment of Claims Act.

(c)            All of the inventory and equipment of Borrower will be kept only at locations identified on Schedule 4.2. Borrower shall give Lender prior written notice before any material inventory or equipment is moved or delivered to a location other than such designated places of business, and Lender’s lien and security interest will be maintained despite the location of the inventory or equipment.

(d)            Borrower, at its expense, will defend the Collateral against any claims or demands adverse to Lender’s security interest and will promptly pay when due all taxes or assessments levied against Borrower on the Collateral.

(e)            Borrower shall, at the request of Lender, notify account debtors and other Persons obligated on any of the Collateral of the security interest of Lender in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to Lender or to any financial institution designated by Lender as Lender’s agent therefor, and Lender may itself, without notice to or demand upon Borrower, so notify account debtors and other Persons obligated on Collateral. After the making of such a request or the giving of any such notification, Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments, and other Collateral received by Borrower as trustee for Lender without commingling the same with other funds of Borrower and shall turn the same over to Lender in the identical form received, together with any necessary endorsements or assignments. Borrower shall, at the request of Lender, establish a Cash Collateral Account. When a Cash Collateral Account has been established, Borrower shall deposit into the Cash Collateral Account, immediately upon receipt thereof, all cash, checks, drafts, and other instruments for the payment of money, properly endorsed, which have been received by Borrower in full or partial payment of any and all Collateral. Prior to any such deposit into the Cash Collateral Account, Borrower will not commingle any such items of payment with any of its other funds or property but will hold them separate and apart as trustee for Lender. All electronic payments to Borrower made in respect of any and all Collateral shall be directed to the Cash Collateral Account. When a Cash Collateral Account has been established, Borrower shall designate the Cash Collateral Account in the federal System for Award Management (formerly the Central Contractor Registration) as the account to receive payments due from the United States Government. Borrower authorizes Lender to apply funds in the Cash Collateral Account to reduce the outstanding Obligations. Until Lender has notified Borrower to the contrary, Lender will transfer funds remaining in the Cash Collateral Account after application against the outstanding Obligations then due to the account designated by Borrower from time to time in a written notice to Lender. Effective immediately upon Lender’s issuance of notice to Borrower (which may be by electronic communication and given at any time), Lender will cease transferring funds from the Cash Collateral Account to Borrower’s designated account. If Borrower fails to cause all payments of all Collateral to be deposited in the Cash Collateral Account, Lender, at its option, may increase the interest rate on outstanding Loans to the Default Rate or charge a monthly administrative fee of $0 for each month or partial month while such failure exists. To exercise this right Lender shall give Borrower at least five (5) days’ notice specifying Lender’s election. If Lender elects to increase the interest rate, the increase shall be effective as of the date specified in the notice (or if no date is specified, the fifth (5th) day after the date of the notice). Lender’s right to increase the interest rate pursuant to this Section 4.3(e) shall be in addition to any other rights or remedies Lender may have under this Agreement and the other Loan Documents, all of which are hereby reserved, and shall not constitute a waiver, release or limitation upon Lender’s exercise of any such rights or remedies or Borrower’s obligation to cause all payments of all Collateral to be deposited in the Cash Collateral Account.

(f)            Borrower shall provide Lender such information as Lender from time to time reasonably may request with respect to the Collateral, including, without limitation, statements describing, designating, identifying and evaluating all Collateral.

4.4.            Perfection of Security Interest.

(a)            Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the applicable Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by Part 5 of Article 9 of the applicable Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower or a statement that it has none, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Lender promptly upon request. Borrower also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(b)            Without providing at least 30 days’ prior written notice to Lender, Borrower shall not change its name, its type of organization, jurisdiction of organization or other legal structure, its place of business or, if more than one, chief executive office, the office where books or records are kept, or its mailing address or organizational identification number if it has one.

(c)            For each deposit account that Borrower at any time opens or maintains, Borrower shall, at Lender’s request and option, pursuant to an agreement in form and substance satisfactory to Lender, either (1) cause the depositary bank to agree to comply at any time with instructions from Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower, or (2) arrange for Lender to become the customer of the depositary bank with respect to the deposit account, with Borrower being permitted, only with the consent of Lender, to exercise rights to withdraw funds from such deposit account. Lender agrees with Borrower that Lender shall not give any such instructions or withhold any withdrawal rights from Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(d)            Borrower acknowledges that it is not authorized to file any financing statement or amendment, termination, or corrective statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender.

4.5.            Other Perfection. Borrower will execute and deliver to Lender such security agreements, assignments and other papers as Lender may at any time or from time to time reasonably request that are required to perfect or protect the security interest granted hereby. Borrower shall also cooperate with Lender, if requested by Lender, in obtaining appropriate waivers or subordinations of interests from such third parties in any Collateral and in obtaining control of Collateral consisting of deposit accounts, investment property, letter-of-credit rights or electronic chattel paper.

4.6.            Maintenance of Collateral. Borrower shall, at its sole expense, take good care of all its Collateral and afford it suitable preventive maintenance. Borrower will not permit anything to be done that might in any way impair the value of any of the Collateral or any of the security intended to be afforded by this Agreement. Borrower shall not pledge, assign, or otherwise further encumber, or permit any additional liens or security interests (other than Permitted Liens) to attach to, any of the Collateral, nor permit any of the Collateral to be levied upon under any legal process, nor permit any of the Collateral to become or be a fixture, except with the express written consent of Lender. Upon any breach of the foregoing covenant against encumbrances, Lender may, at its sole election but without obligation to do so, and without limiting Lender’s other remedies (including without limitation declaring a default), discharge the encumbrance for the account of and without notice to Borrower, and all expenses incurred by Lender in so doing shall be added to the Obligations and shall be payable by Borrower upon demand.

4.7.            Attorney in Fact. Borrower hereby appoints Lender and such Person(s) as Lender may designate as its attorney in fact to (a) execute and deliver notices of lien, financing statements, assignments, and any other documents, notices, and agreements necessary for the perfection of Lender’s security interests in the Collateral, (b) endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of Lender or any Affiliate of Lender, (c) sign Borrower’s name on invoices or bills of lading, drafts against customers, notice of assignment, verifications and schedules, (d) continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, (e) pay or discharge any taxes, liens, security interests or other encumbrances levied or placed on or threatened against Borrower or its property, (f) instruct any third party having custody or control of any Collateral or books and records belonging or relating to Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement and the Loan Documents, (g) notify the Post Office authorities to change the address of delivery of mail to an address designated by Lender, and open and dispose of mail addressed to Borrower, and (h) generally, to do all things necessary to carry out the terms and provisions of this Agreement. The powers granted herein, being coupled with an interest, are irrevocable, and Borrower approves and ratifies all acts of the attorney-in-fact. Neither Lender nor its designated Person(s) shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not willful or grossly negligent. Any and all sums paid, and any and all costs, expenses, liabilities, obligations, and attorneys’ fees incurred by Lender with respect to the foregoing shall be added and become part of the Obligations, shall be payable on demand, and shall bear interest at the then-applicable rate set forth in the Loan Agreement. Borrower agrees that Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement and the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management, or properties of Borrower.

4.8.            Limitation on Obligations. It is expressly agreed by Borrower that, notwithstanding any other provision of this Agreement, Borrower shall remain liable under each Receivable and contract giving rise to each Receivable to observe and perform all the conditions and obligations to be observed and performed by Borrower in accordance with and pursuant to the terms and provisions of each such Receivable and contract. Lender shall not have any obligation or liability under any Receivable or contract by reason of or arising out of this Agreement or the assignment of such Receivable or contract to Lender or the receipt by Lender of any payment relating to the Receivable pursuant to this Agreement, nor shall Lender be required or obligated in any manner to perform or fulfill any of the obligations of Borrower under or pursuant to any Receivable or contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Receivable, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

4.9.            Indemnification. In any suit, proceeding or action brought by or against Lender relating to the Collateral, Borrower will save, indemnify and keep Lender harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of any obligor thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from a Borrower, and all such obligations of Borrower shall be and remain enforceable against and only against Borrower and shall not be enforceable against Lender. The foregoing obligation of Borrower to indemnify Lender shall not extend to any suit, proceeding or action arising out of Lender’s gross negligence or willful or malicious misconduct.

5.  APPLICATION OF PROCEEDS. The proceeds of the Loans shall be used solely by Borrower as set forth in the Preamble to this Agreement.

6.  INDUCING REPRESENTATIONS. In order to induce Lender to make the Loans, Borrower makes the following representations and warranties to Lender:

6.1.            Organization and Qualifications. Borrower (a) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation or organization; (b) has the power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required.

6.2.            Structure. Borrower has no subsidiaries or Affiliates, except as set forth on Schedule 6.2 attached hereto. All of the issued and outstanding member interests of Borrower are owned by the Persons and in such amounts/percentages as set forth in Schedule 6.2 attached hereto.

6.3.            Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each and all of the other Loan Documents and each and all other instruments and documents to be delivered by Borrower or its Affiliates under this Agreement and the creation of all liens and security interests provided for herein are within Borrower’s corporate or limited liability company power, have been duly authorized by all necessary or proper corporate or limited liability company action (including the consent of members or shareholders where required), are not in contravention of any agreement or indenture to which Borrower is a party or by which it is bound, or of the charter documents (articles/certificate of incorporation, by-laws, articles/certificate of organization/formation or operating agreement, as the case may be) of Borrower, and are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender.

6.4.            Solvent Financial Condition. Both immediately prior to and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, Borrower is Solvent.

6.5.            Financial Statements. Borrower has furnished to Lender (a) the reviewed consolidated and consolidating balance sheet of Borrower and its subsidiaries as of 6/30/2024, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended prepared by Borrower and reviewed by an independent certified public accounting firm selected by Borrower and acceptable to Lender and (b) the unaudited consolidated and consolidating balance sheet of Borrower and its subsidiaries as of 6/30/2024, and the related unaudited consolidated and consolidating statement of income, stockholder’s equity and cash flows for the fiscal quarter and year-to-date period then ending, certified by an officer of Borrower. Such financial statements are complete and correct, have been prepared in accordance with IFRS and fairly present in all material respects the financial condition of Borrower and its subsidiaries on a consolidated and consolidating basis as of the dates of such statements. Since the dates of such statements, there has been no Material Adverse Effect.

6.6.            Joint Ventures. Borrower is not engaged in any joint venture or partnership with any other Person, other than those listed in schedule 6.2.

6.7.            Real Estate. Attached hereto as Schedule 6.7 is a list showing all real property owned or leased by Borrower, and if leased, the correct name and address of the landlord and the date and term of the applicable lease.

6.8.            Intellectual Property. Borrower owns, possesses, or is licensed to use all the patents, trademarks, service marks, trade names, copyrights, licenses, and other intellectual property necessary for the present and planned future conduct of its business without any conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses, and other similar rights are listed on Schedule 6.8 attached hereto, if any.

6.9.            Existing Business Relationship. There exists no actual or threatened termination, cancellation, or limitation of, or any adverse modification or change in, the business relationship of Borrower with any supplier, customer or group of customers which could reasonably be expected to result in a Material Adverse Effect.

6.10.           Investment Company Act: Federal Reserve Board Regulations. Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a)(1), et seq.). The making of the Loans under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

6.11.           Tax Returns. Borrower and the guarantor(s), if any, have filed all tax returns (federal, state, or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties. No assessments have been made against Borrower or any guarantor(s), if any, by any taxing authority nor has any penalty or deficiency been made by any such authority. To the best of Borrower’s knowledge, no Federal income tax return of Borrower or any guarantor, if any, is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by Borrower or any guarantor, if any.

6.12.           Litigation. No action or proceeding is now pending or, to the knowledge of Borrower, is threatened against Borrower or any guarantor, if any, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, and neither Borrower nor any guarantor, if any, has accepted liability for any such action or proceeding.

6.13.           Title/ Liens. Borrower has good and marketable title to the Collateral as sole owner thereof. There are no existing liens on any Collateral of Borrower, except for Permitted Liens.

6.14.           Existing Indebtedness. Borrower has no existing Indebtedness except the Indebtedness permitted under Section 10.1.

6.15.           ERISA Matters. The present value of all accrued vested benefits under any Plan (calculated on the basis of the actuarial valuation for the Plan) did not exceed as of the date of the most recent actuarial valuation for such Plan the fair market value of the assets of such Plan allocable to such benefits. Borrower is not aware of any information since the date of such valuation which would affect the information contained therein. No Plan has incurred a funding shortfall, as that term is defined in Section 302 of ERISA or Section 412 and/or 430 of the Code (whether or not waived), no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to the Plan and there has not been any Reportable Event. Borrower has not engaged in any transaction which would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. Borrower has not incurred any withdrawal liability, as that term is used in Title IV of ERISA. Neither Borrower nor any of its subsidiaries is now, nor at any time in the past three (3) years has been, obligated to make contributions to a “multiemployer plan,” as such term is defined in § 4001(a)(3) of ERISA.

6.16.           Labor Disputes. Borrower is not a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. There are no pending or, to Borrower’s knowledge, threatened labor disputes.

6.17.           Compliance with Laws. Borrower is in compliance with all Laws.

6.18.           Anti-Money Laundering and Terrorism Regulations. Borrower: (a) is familiar with all applicable Anti-Terrorism Laws; (b) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (c) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (d) acknowledges that Lender’s performance hereunder is also subject to Lender’s compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (e) is not a Blocked Person, and, to Borrower’s knowledge, its Affiliates are not Blocked Persons; (f) acknowledges that Lender will not conduct business with any Blocked Person; (g) will not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law; (h) shall provide to Lender all such information about Borrower’s ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as Lender may reasonably require; and (i) will take such other action as Lender may reasonably request in connection with its obligations described in clause (d) above.

6.19.            No Other Violations. Borrower is not in violation of any term of its charter documents (articles/certificate of incorporation, by-laws, articles or certificate of organization/formation or operating agreement, as the case may be) and no event or condition has occurred or is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, any agreement, undertaking or instrument to which Borrower is a party or by which it or any of its Collateral may be affected, or (b) the imposition of any lien (other than a Permitted Lien) on any Collateral of Borrower.

6.20.            Debarment and Suspension. No event has occurred and, to the knowledge of Borrower, no condition exists that may result in the debarment or suspension of Borrower or any subsidiary from any contracting with the Federal government, and neither Borrower nor any Affiliate of Borrower has been subject to any such debarment or suspension prior to the date of this Agreement.

6.21.            Foreign Assets. Except as disclosed in writing to Lender, Borrower does not own or have any interest in or control over a Foreign Financial Account.

6.22.            Full Disclosure. No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6.23.            Survival of Representations and Warranties. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or in any other Loan Documents shall be true at the time of Borrower’s execution of this Agreement and the other Loan Documents, and Lender’s right to bring an action for breach of any such representation or warranty or to exercise any remedy under this Agreement based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full.

7. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as Borrower shall have any Obligations to Lender under this Agreement, Borrower shall deliver to Lender, or shall cause to be delivered to Lender:

7.1.            Monthly Borrowing Base Certificate, Aged Receivables and Delivery Order Report. On or before the tenth (10) day of each month of each Fiscal Year, a Borrowing Base Certificate appropriately completed and executed by the chief financial officer of Borrower, the Treasurer of Borrower or such other financial officer of Borrower as is acceptable to Lender and including a computation of the Borrowing Base as of the last day of the previous month, accompanied by (i) an Aged Receivables and a Delivery Order Report of the last day of the previous month (ii) such other supporting documents to the schedules as Lender may from time to time reasonably request, and (iii) such invoices, instruments, chattel paper and other evidences of indebtedness representing any Receivable, duly endorsed in blank or to Lender, as Lender may request, and such other information as Lender may require relating thereto, all in form acceptable to Lender

7.2.            Annual Financial Statements, Business Plan and Projections. Within ninety (90) days after the close of each Fiscal Year of Borrower, the reviewed financial statements consisting of the consolidated and consolidating balance sheets of Borrower and its subsidiaries as of the end of such Fiscal Year, and consolidated and consolidating statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and all prepared in accordance with IFRS, accompanied by an opinion thereon in form and substance acceptable to Lender of an independent certified public accounting firm selected by Borrower and acceptable to Lender, together with a compliance certificate in the form attached as Exhibit B hereto and a contract backlog report in a form acceptable to Lender. Within thirty (30) days after the end of each Fiscal Year, Borrower shall deliver to Lender an annual business plan and projections for the following Fiscal Year (to include a balance sheet, statement of cash flows, and statement of income or operations, in each case prepared on a month-by-month basis and otherwise in scope and level of detail and including such other matters reasonably requested by Lender).

7.3.            Monthly/Other Financial Statements; Borrowing Base Certificate, Aged Receivables; Inventory Report. Within twenty (20) days after the end of each of the fiscal months of each Fiscal Year of Borrower, financial statements as of the end of such fiscal month consisting of a balance sheet as of the end of such fiscal month and statements of operations and retained earnings and statements of cash flow for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal month, prepared by management of Borrower in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes), together with a compliance certificate in the form attached as Exhibit B hereto; and at Lender’s request, (i) monthly financial statements conforming to the above, (ii) a Borrowing Base Certificate depicting the information therein as of as of the last day of the previous fiscal month, and (iii) an Aged Receivables and an Inventory Report, both as of the last day of the previous fiscal month.

7.4.            Payroll Tax Reporting. Promptly upon Lender’s request (a) after the payment thereof, provide Lender with evidence, in form satisfactory to Lender, that all of the payroll taxes required to be paid in connection with each payroll cycle have been paid, (b) after the filing thereof, provide Lender with copies of Form 941 (Department of Treasury – Internal Revenue Service) and any state equivalent thereof, and (c) after the filing thereof, provide Lender with copies of Form W-3 (Department of Treasury – Internal Revenue Service) and any state equivalent thereof. Borrower shall also provide any additional information, documents or reports relating to the payment of payroll taxes promptly after request therefore from Lender.

7.5.            Insurance. Annually, within thirty (30) days of the renewal date of each insurance policy, evidence of insurance in form and content satisfactory to Lender and otherwise in compliance with Section 9.6 of this Agreement, together with the original insurance policy.

7.6.            Notice of Event of Default and Adverse Business Developments. Immediately after becoming aware of the existence of a Default or an Event of Default or any of the following:

(a)            any dispute that may arise between Borrower and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of Borrower or guarantor if any;

(b)            any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower;

(c)            any proposal by any public authority to acquire the assets or business of Borrower; or

(d)            any other matter which has resulted or may result in a Material Adverse Effect.

In each case, Borrower will provide Lender with telephonic notice followed by written notice specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect.

7.7.            Other Information Such other information respecting the payment of payroll taxes, the financial condition of Borrower or any guarantor, if any, or any Collateral of Borrower in which Lender may have a lien as Lender may, from time to time, request. Borrower authorizes Lender to communicate directly with Borrower’s independent certified public accountants and authorizes those accountants to disclose to Lender any and all financial statements and other information of any kind that they may have with respect to Borrower and its business and financial and other affairs.

8. LOAN ACCOUNTING. Lender will enter on its books and records the date and amount of each Loan, as well as the date and amount of each payment received by Lender. Lender may provide a loan account statement to Borrower on a monthly basis. Each and every loan account statement shall be deemed final, binding and conclusive upon Borrower in all respects (absent manifest error), as to all matters reflected therein, unless Borrower, within fifteen (15) days after the date the loan account statement was rendered, delivers to Lender written notice of any objections which Borrower may have to any such loan account statement and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. If Borrower disputes the correctness of any loan account statement, Borrower’s notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

9. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, so long as it shall have any Obligations to Lender under this Agreement, Borrower will:

9.1.            Business and Existence. Preserve and maintain Borrower’s separate existence and rights, privileges, and franchises.

9.2.            Trade Names. Transact business in Borrower’s own name and invoice all of Borrower’s receivables in Borrower’s own name.

9.3.            Transactions with Affiliates. Whenever Borrower engages in transactions with any of Borrower’s Affiliates, conduct the same on an arms-length basis or other basis more favorable to Borrower.

9.4.            Taxes. Pay and discharge all taxes, assessments, government charges and levies imposed upon Borrower, Borrower’s income, profits, or employees or upon any Collateral belonging to Borrower prior to the due date thereof.

9.5.            Compliance with Laws. Comply with all Laws.

9.6.            Maintain Properties: Insurance. Safeguard and protect all property used in the conduct of Borrower’s business and keep all of Borrower’s property insured with insurance companies licensed to do business in the states where the property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time request, in amounts satisfactory to Lender. Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender containing endorsements in form satisfactory to Lender naming Lender as lender loss payee and additional insured and providing that the insurance shall not be canceled, amended, or terminated except upon thirty (30) days’ prior written notice to Lender. All insurance proceeds received by Lender shall be retained by Lender for application to the payment of such portion of the Obligations as Lender may determine in Lender’s sole discretion. During the existence of a Default or an Event of Default, Lender shall have the right to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any of the insurance policies.

9.7.            Business Records. Keep adequate records and books of account with respect to Borrower’s business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower.

9.8.            Litigation. Give Lender prompt notice of any suit at law or in equity against Borrower involving money or property valued in excess of $10,000 except where the same is fully covered by insurance and the insurer has accepted liability therefore in writing.

9.9.            Damage or Destruction of Collateral. Maintain or cause to be maintained all property of Borrower in good condition and repair at all times (normal wear and tear excepted), preserve property from loss, damage, or destruction of any nature whatsoever and provide Lender with prompt written notice of any destruction or substantial damage to any Collateral and of the occurrence of any condition or event which has caused, or may cause, loss or depreciation in the value of any Collateral.

9.10.          Access to Books, Records, and other Collateral. During normal business hours (unless an Event of Default has occurred in which event at any and all times), (a) provide Lender with such reports and with such access to Borrower’s books and records and permit Lender to copy and inspect such reports and books and records all as Lender deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby, and (b) permit Lender to examine and inspect the inventory, equipment or other Collateral and may examine, inspect and copy all books and records with respect thereto. Borrower shall maintain full, accurate and complete records respecting inventory, including a perpetual inventory, and all other Collateral at all times.

9.11.          Solvency. Continue to be Solvent.

10. NEGATIVE COVENANTS. So long as Borrower shall have any Obligation to Lender under this Agreement and unless Lender has first consented thereto in writing, Borrower shall not:

10.1.           Indebtedness. Create, incur, assume or permit to exist, any Indebtedness, except: (a) the Obligations; (b) Indebtedness of Borrower subordinated to the Obligations on terms satisfactory to Lender (subject to the provisions of the applicable subordination agreement, and for so long as the same is in full force and effect); (c) ordinary trade accounts payable; (d) Indebtedness of Borrower (including Indebtedness arising out of a capital lease) or any subsidiary in an amount not exceeding $25,000 per Fiscal Year secured by purchase-money Liens permitted by this Agreement; (e) guarantees permitted by this Agreement and (f) Indebtedness of Borrower to PFF, LLC.

10.2.            Sale or Disposition. Sell, lease, assign, transfer, license or otherwise dispose of, any of its now owned or hereafter acquired assets, except for (a) inventory and intellectual property sold, licensed or leased in the ordinary course of business and, (b) the sale or other disposition of assets (other than inventory and intellectual property) no longer used or useful in the conduct of its business and not exceeding $50,000 in the aggregate for during any Fiscal Year.

10.3.            Defaults. Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower, which default remains uncured after any stated cure period or for a period in excess of thirty (30) days from its occurrence, whichever is less, unless such default is being contested by Borrower in good faith by appropriate proceedings being diligently conducted and reserves satisfactory to Lender have been established and maintained.

10.4.            Limitations on Liens. Suffer any Lien on any of its property, except Permitted Liens.

10.5.            Dividends and Distributions; Subordinate Indebtedness Payments. Pay any cash dividends, make any capital distribution in cash or other Collateral or return of capital, purchase or redeem any of its equity interests or other securities, retire any of its equity interests, make any payments to the holder of subordinated Indebtedness, or take any action in furtherance of, or which would have an effect equivalent to, any of the foregoing; provided, that, (a) so long as (i) Borrower is a “pass-through” tax entity for federal income tax purposes and (ii) no Default or Event of Default shall have occurred and be continuing, Borrower may make distributions to holders of its equity interests in amounts sufficient to enable such Persons to pay applicable federal and state income taxes which are directly attributable to the net income of Borrower in any Fiscal Year, which distributions shall be made pro rata based on a percentage of owned equity interests and shall be calculated based on the assumption that the income of each holder of equity interests will be taxed at the maximum rate permissible under federal or such state law, as applicable and (b) so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower had positive net income for the fiscal quarter ending immediately prior to the fiscal month in which the payment is to be made, and (iii) taking into account the proposed payment, the Borrower will have positive net income for the fiscal quarter in which the payment is to be made, the Borrower may make payments to the holder of subordinated Indebtedness in accordance with the provisions of the applicable subordination agreement.

10.6.            Fiscal Year. Change its Fiscal Year.

10.7.            Change of Control/Management. Allow a change in the ownership structure of Borrower, or have a Chief Executive Officer other than Bill Frain.

10.8.            Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in its ordinary course of business as currently conducted.

10.9.            Change of Business. Cause or permit a change in the nature of its business as conducted on the date of this Agreement.

10.10.          Change of Accounting Practices. Change its present accounting principles or practices in any respect, except, upon written notice to Lender, as may be required by changes in IFRS.

10.11.          Inconsistent Agreement. Enter into any agreement containing any provision which would be violated by the performance of Borrower’s Obligations or other obligations under this Agreement or any other Loan Document.

10.12.          Loan or Advances. Make any loans or advances to any Person.

10.13.          Investments. Make any investment in any Person including, without limitation, in any Affiliates or form any Affiliates or subsidiaries not existing on the date hereof.

10.14.          Mergers; Consolidations; Acquisitions. Enter into any merger, consolidation, reorganization, or recapitalization with any other Person; take any steps in contemplation of dissolution or liquidation; conduct any part of its business through any corporate subsidiary, unincorporated association, or other Person; acquire the stock or assets of any Person, whether by merger, consolidation, purchase of stock or otherwise; or acquire all or any substantial part of the properties of any Person.

10.15.            Foreign Financial Account. Own or acquire any interest in or control over a Foreign Financial Account that has not been disclosed to Lender in writing no later than seven (7) days after Borrower acquired such ownership or other interest or control.

10.16.            No Restrictions Without Loan Balance. The parties hereto acknowledge that, notwithstanding any language in this Agreement to the contrary, none of the covenants and restrictions of Borrower described herein shall be in force at any time when there is no current balance then due to Lender from Borrower under this Agreement, regardless of whether or not this Agreement at that time has been terminated.

11. BORROWER’S REAFFIRMATION. Borrower’s acceptance of each Loan under this Agreement shall constitute a confirmation, as of the date of the Loan, of the matters set forth in Articles 4 and 6 of this Agreement, of the representations and warranties set forth in the other Loan Documents, and that no Default or Event of Default then exists.

12. EVENTS OF DEFAULT.

12.1.            Defaults. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)            if Borrower shall fail to make any payment when due on any Obligation under this Agreement or any other Loan Document, whether at maturity or otherwise ; or

(b)            if Borrower shall fail to comply with any term, condition, covenant, or agreement contained in Articles 7 or 10 of this Agreement; or

(c)            if Borrower shall fail to comply with any term, condition, covenant or agreement contained in this Agreement other than in Articles 7 or 10 of this Agreement, and such failure continues for a period of ten (10) days after the earlier to occur of (i) the date on which such failure to comply is known or reasonably should have become known to any officer of Borrower, or (ii) the date on which Lender shall have notified Borrower of such failure; provided, however, that such ten (10) day period shall not apply in the case of any failure which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period; or

(d)            if Borrower shall fail to comply with any term, condition, covenant, warranty, or representation contained in any of the other Loan Documents or any other agreement between Lender and Borrower; or

(e)            if Borrower shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code including provisions for reorganizations, shall be commenced by or against Borrower or if a receiver, trustee or equivalent officer shall be appointed for all or any of the property of Borrower; or

(f)            if any representation or warranty contained in this Agreement or any Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate delivered by Borrower to Lender shall be false, in any respect, when made; or

(g)            if any federal or state tax lien is filed of record against Borrower or any guarantor(s), if any, and is not bonded or discharged within ten (10) days of filing; or

(h)            if Borrower’s independent public accountants shall refuse to deliver any financial statement required by this Agreement; or

(i)            if a judgment for more than $10,000 shall be entered against Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within ten (10) days of entry, except a judgment where the claim is fully covered by insurance and the insurance company has accepted liability therefor in writing; or

(j)            if any obligation of Borrower in respect of any Indebtedness (other than Indebtedness to Lender) shall be declared to be or shall become due and payable prior to its stated maturity or such obligation shall not be paid as and when the same becomes due and payable; or there shall occur any event or condition which constitutes an event of default under any note, mortgage, indenture, instrument, agreement or evidence of such Indebtedness relating to any obligation of Borrower in respect of any such Indebtedness the effect of which is to permit the holder or the holders of such note, mortgage, indenture, instrument, agreement or evidence of such Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

(k)            upon the happening of any Reportable Event, or Borrower terminates or withdraws (full or partial) from any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court or administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

(l)            upon the occurrence and continuance of any Material Adverse Effect, which in the sole discretion of Lender, impairs Lender’s security, increases Lender’s risks; or impairs Borrower’s ability to perform under this Agreement or under the other Loan Documents; or

(m)            if Borrower refuses to permit Lender to inspect, examine, verify, or audit the Collateral in accordance with the provisions of this Agreement; or

(n)            upon the happening of any of the events described in Subsections 12.1 (d), (e), (f), (g), (h), (i) or (j) with respect to any guarantor, if any, or if any such guarantor purports to terminate its guaranty or upon the death of a guarantor, if any, that is a natural person, if any; or

(o)            if Borrower or any subsidiary shall be debarred or suspended from any contracting with the Federal government; or if a notice of debarment or notice of suspension shall have been issued to Borrower or any subsidiary; or if a notice of the possibility of or the actual termination for default of any contract with the Federal government or any material commercial contract shall have been issued to or received by Borrower or any subsidiary; or

(p)            if the Loan Documents shall for any reason cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby, subject to only to Permitted Liens, or if any Loan Document ceases to be in full force and effect, or if any guarantor of the Obligations or any holder of Indebtedness subordinated to the Obligations gives notice to Lender purporting to terminate the effect of any applicable guaranty or subordination agreement, respectively; or

(q)            if an event of default under any other Loan Document occurs and is not cured prior to the expiration of all applicable cure periods.

12.2.            Remedies. If an Event of Default has occurred, Lender may, without notice or demand, (a) declare all of the Obligations to be immediately due and payable, (b) elect to apply the Default Rate to all Obligations, and (c) exercise any rights and remedies provided to Lender under this Agreement, the other Loan Documents, or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of any Event of Default specified in Section 12.1(e), all Obligations shall become immediately due and payable without declaration, notice or demand by Lender. Without limiting the foregoing, Lender may (a) accelerate the payment of all Obligations and demand immediate payment thereof to Lender, (b) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (c) require Borrower, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (d) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, and (e) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker’s board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefore is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. Upon the occurrence of an Event of Default, Lender may without, notice, demand or legal process of any kind, take possession of any or all of the Collateral, wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store and conduct a sale of the same in any of Borrower’s premises without cost or charge to Lender. To the extent that the Obligations are now or hereafter secured by property other than the Collateral described herein or by the guarantee, endorsement or property of any other Person, Lender shall have the right to proceed against such other guarantee, endorsement or property upon the occurrence and during the continuance of an Event of Default, and Lender shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender’s rights hereunder. The right of Lender to declare any and all Obligations to be immediately due and payable, as well as the recitation of the above events permitting Lender to declare all Obligations due and payable, shall not constitute an election by Lender to waive its right to demand payment of any Obligations under any demand instrument evidencing such Obligations at any time and in any event, as Lender, in its discretion, may deem appropriate.

BORROWER, HAVING KNOWLEDGE THAT IT MAY BE ENTITLED TO NOTICE AND A HEARING PRIOR TO REPOSSESSION OF THE COLLATERAL, WAIVES ANY RIGHT THAT IT MAY HAVE UNDER EXISTING OR FUTURE LAW TO NOTICE OF FORECLOSURE AND ANY OTHER ACT DESCRIBED HEREIN, TO ANY HEARING THAT MAY BE HELD RELATING TO FORECLOSURE OR ANY OTHER SUCH ACTS, AND TO ANY NOTICE THAT MAY BE REQUIRED TO BE GIVEN BY LENDER PRIOR TO SUCH HEARING, OTHER THAN THE NOTICES REQUIRED BY THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE UCC.

Lender itself may perform or comply, or otherwise cause performance or compliance, with the obligations of Borrower contained in this Agreement, including, without limitation, the obligations of Borrower to defend and insure the Collateral. The expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at the Default Rate, shall be payable by Borrower to Lender on demand and shall constitute Obligations.

12.3.            Remedies Cumulative. All rights and remedies granted Lender under this or any other agreement between Borrower and Lender will be deemed concurrent and cumulative and not alternative, and Lender may proceed with any number of remedies at the same time or at different times until all Obligations are fully satisfied. Borrower hereby waives all rights of notice or dishonor, any other rights of notice or the right to require Lender to marshall assets. Borrower shall pay to Lender on demand any and all expenses, including reasonable attorneys’ fees and legal expenses which may have been incurred by Lender, with interest at the maximum rate permitted by law at the time incurred: (a) in the prosecution or defense of any action growing out of or connected with the subject matter of this Agreement, the Obligations, the Collateral or any of Lender’s rights therein, and (b) in connection with the custody, preservation, protection, use, operation, preparation for sale or sale of any Collateral, the incurring of all of which are hereby authorized to the extent Lender deems the same advisable. To the extent permitted by applicable law, Borrower expressly acknowledges and agrees that the Default Rate shall apply to any judgment obtained by Lender against Borrower.

12.4.            Obligations Immediately Due. Upon the Termination Date for any reason, all of the Obligations shall immediately become due and payable without further notice or demand.

12.5.            Continuation of Security Interests. Notwithstanding any termination, until all Obligations of Borrower shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Collateral held by Lender hereunder or under any other Loan Document.

13. GENERAL PROVISIONS.

13.1.            Rights Cumulative. Lender’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which Lender may have under any other agreement or instrument, by operation of law or otherwise.

13.2.            Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles, including without limitation the Electronic Transactions Act (or equivalent) (or, to the extent controlling, the laws of the United States of America, including without limitation the Electronic Signatures in Global and National Commerce Act). Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 13.4 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to, or connected with this Agreement or any related agreement, shall be brought only in the Circuit Court for Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division.

13.3.            Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the parties, their successors, and assigns. Lender shall have the right, on such terms as are acceptable to Lender in its sole discretion and without the necessity of any further consent or authorization by Borrower, to sell, assign, securitize or grant participation in all, or a portion of, Lender’s interest in the Loans to other financial institutions and to any Person that is engaged in the business of making, purchasing, holding or otherwise investing in loans and extensions of credit in the ordinary course of its business.

13.4.            Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

If to Lender:

PFF, LLC

2010 Corporate Ridge, Suite 450

McLean, VA 22102

Attn: Ryan Huss, President

If to Borrower:

Liberty Defense Technologies, Inc.

187 Ballardvale Street; Suite 110

Wilmington, MA 01887

Attn: Bill Frain, CEO

In addition, Borrower agrees that notices from Lender may be sent electronically to any electronic address provided by Borrower from time to time.

13.5.            Strict Performance. The failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect, or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of any Default or Event of Default by Borrower under this Agreement or any other Loan Document shall not suspend, waive, or affect any other Default or Event of Default by Borrower under this Agreement or any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or a different type.

13.6.            Waiver. Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

13.7.            Construction of Agreement. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided mutually without regard to events of authorship or negotiation.

13.8.            Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not a Default or an Event of Default then exists or any of the transactions contemplated under this Agreement are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses, or consulting fees and expenses, or other costs or out-of-pocket expenses in connection with: (a) (i) the negotiation and preparation of this Agreement and the other Loan Documents (in the amount of $0, payable at closing), or (ii) any amendment of or modification of this Agreement or any other Loan Document; (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (c) periodic audits and appraisals performed by Lender; (d) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or Borrower’s affairs; (e) the perfection of any lien on the Collateral; (f) any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any other Loan Document; or (g) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys’ fees and actual expenses arising from such services and all expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this Section 13.8 shall be payable by Borrower to Lender, and shall be additional Obligations under this Agreement secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes including, but not limited to, any interest and penalties thereon, and will indemnify, defend and hold Lender harmless from and against any liability in connection therewith. Borrower shall also reimburse Lender for all other expenses incurred by Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents, including, without limitation, all UCC filing fees and all other filing fees in connection with perfection of Lender’s security interests in the Collateral, fees in connection with any bank account, wire charges, automatic clearing house fees and other similar costs and expenses.

13.9.           Waiver of Right to Jury Trial.

(a)            Borrower and Lender recognize that in matters related to the Loans and this Agreement, and as it may be subsequently modified and/or amended, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge). By execution of this Agreement, Lender and Borrower will give up their respective right to a trial by jury. Borrower and Lender each hereby expressly acknowledge that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with the Note and this Agreement.

(b)            TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE LOANS, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

(c)            BORROWER HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

13.10.          Indemnification by Borrower. Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees, consultants, attorneys and agents from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, the actual fees and expenses of counsel) which may be incurred by or asserted against Lender or any such other Person in connection with:

(a)            any investigation, action or proceeding arising out of or in any way relating to this Agreement, any of the Loans, any of the other Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing; or

(b)            any taxes, liabilities, claims, or damages relating to Borrower, its employees, the Collateral or Lender’s liens thereon; or

(c)            the correctness, validity or genuineness of any instrument or document that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value, or delivery of any goods purporting to be represented by any such documents; or

(d)            any broker’s commission, finder’s fee or similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement.

Notwithstanding anything contained herein to the contrary, Borrower’s indemnification obligations under this Section 13.10 (i) shall not apply to any claims, damages, liabilities, costs, and expenses solely attributable to Lender’s gross negligence or willful misconduct, and (ii) shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

13.11.          Savings Clause for Indemnification. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 13.10 above may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 13.10.

13.12.          Waiver. To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither Lender nor any of its Affiliates, partners, officers, employees, agents, attorneys, or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.

13.13.          Entire Agreement; Waiver/Lender’s Consent; Amendment. This Agreement (including the Exhibits and Schedules thereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements, or conditions between the respective parties, whether express or implied, oral, or written. No waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in a writing signed by Lender and Borrower. Notwithstanding the foregoing, Lender may modify this Agreement for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Lender shall send a copy of any such modification to Borrower (which notice may be given by electronic mail). No payment by Borrower or acceptance by Lender of a lesser amount than that due at any time hereunder shall be deemed to be other than a payment on account of such amount. No endorsement or statement on any check or other communication accompanying a check for the payment of any amount due hereunder shall be deemed an accord and satisfaction, and Lender may accept any such check or payment without prejudice to its rights hereunder to recover and enforce the Obligations and all other rights and remedies set forth herein and in the other Loan Documents.

13.14.          Cross Default; Cross Collateral. Borrower hereby agrees that (a) all other agreements between Borrower and Lender are hereby amended so that a Default or an Event of Default under this Agreement is a default under all such other agreements and a default under any one of the other agreements is a Default or an Event of Default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between Borrower and Lender and the Collateral pledged under any other agreement with Lender secures the Obligations under this Agreement.

13.15.          Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

13.16.          Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

13.17.          Headings. The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction, or effect.

13.18.          Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

13.19.          No Broker’s Fee. Notwithstanding anything contained herein or in any Loan Documents, Borrower shall be solely responsible for any broker’s commission, finder’s fee or similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement.

13.20.          Marketing and Advertising. Borrower hereby authorizes and gives permission for Lender and Lender’s Affiliates to use the legal or fictional company name, logo, trademark, and/or personal quotes in connection with promotional materials that Lender may disseminate to the public relating to Lender’s relationship with Borrower. Promotional materials may include, but are not limited to, brochures, video tapes, emails, internet websites, advertising in newspapers and/or other periodicals, lucites, pictures and photographs. Lender shall provide each Borrower with a copy of promotional materials prepared by Lender or Lender’s Affiliates prior to making such promotional materials available to the public.

13.21.          Electronic Signatures and Records. Notwithstanding any other provision herein, Borrower agrees that this Agreement, the other Loan Documents, any amendments thereto, and any other information, notice, agreement, or authorization related thereto (each, a “Communication”) may, at Lender’s option, be in the form of an electronic record. Any Communication may, at Lender’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Lender of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery, and/or retention.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

Liberty Defense Technologies, Inc

By:	/s/ Bill Frain
Name:	Bill Frain
Title:	Chief Executive Officer

PFF, LLC

By:	/s/ Ryan Huss
Name:	Ryan Huss
Title:	President

EXHIBIT A

FORM OF REQUEST FOR LOAN

PFF, LLC

2010 Corporate Ridge, Suite 450

McLean, Virginia 22102

Re: Request for Loan

The undersigned requests a $                             Loan pursuant to Section 2.1 of the Loan and Security Agreement dated as of August 19, 2024 between PFF, LLC and the undersigned (“Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

The Borrowing Base Certificate and Eligible Delivery Order provided to Lender in connection with this Request for Loan is true, correct, and complete in all respects.

Please wire the requested loan advance to the account specified. Please call the undersigned to confirm receipt of this fax or e-mail at                                               .

Thank you.

Liberty Defense Technologies, Inc.

By:
Name:	Bill Frain
Title:	Chief Executive Officer

Items to include in the funding request:

-Request for Loan

-Borrowing Base Certificate accompanied by an Aged Receivables report

-Copies of invoices to be submitted to client

-Eligible Delivery Order and any requested back-up

EXHIBIT B

COMPLIANCE CERTIFICATE

Liberty Defense Technologies, Inc. (“Borrower”) hereby certifies to Lender in accordance with the provisions of a Loan and Security Agreement between Borrower and Lender dated August 19, 2024, as the same from time to time may be amended, supplemented, or otherwise modified (“Agreement”) that:

(i)              Borrower has complied in all respects with all the terms, covenants and conditions of the Agreement which are binding upon them;

(ii)             there exists no Event of Default or Default as defined in the Agreement; and

(iii)            the representations and warranties contained in the Agreement are true in all respects with the same effect as though such representations and warranties had been made on the date hereof; and

(iv)            the financial statements to which this Compliance Certificate is attached present fairly in all material respects the financial condition and results of operation of Borrower as of the dates and for the periods indicated in accordance with IFRS applied on a consistent basis.

WITNESS the signature of the undersigned duly authorized officer of Borrower on                                  , 202   .

Liberty Defense Technologies, Inc.

By:
Name:	Bill Frain
Title:	Chief Executive Officer

EXHIBIT C BORROWING BASE CERTIFICATE

Date:

TO: PFF, LLC

FROM: Liberty Defense Technologies, Inc.

Eligible Billed Receivables (less than 90 days old):	Borrowable Amount:

Prime US Government Contracts:	$___________________	@90%	$___________________
US Government Subcontracts:	$___________________	@90%	$___________________

A: Total Availability: Billed Receivables:			$___________________

Eligible Unbilled Receivables:

Billable in next 60 days:
Government Prime/Sub:	$___________________	@65%	$___________________

B: Total Availability: Unbilled Receivables:			$___________________

Eligible Delivery Orders:

Government Prime/Sub:	$___________________	@30%	$___________________

C: Total Availability: Delivery Orders			$___________________

D. Total Availability (A+B+C)			$___________________

E: The Lesser of D: and $2,500,000
$______________________

F: Current Loan Balance (including unpaid interest)			$___________________

G: Current Borrowing Capacity (E-F)			$___________________

H: This Borrowing Request			$___________________

To induce Lender to make loans to Borrower under the Loan and Security Agreement dated August 19, 2024 (the “Agreement”), Borrower hereby certifies, represents and warrants to Lender, as of the date hereof, that (a) the person signing below is an authorized officer or representative of Borrower; (b) the statements above are true and complete; (c) the eligible collateral described above represents only Eligible Billed Receivables, Eligible Unbilled Receivables, or Eligible Delivery Orders; (d) Borrower is in compliance with all of the terms and provisions of the Agreement and the other Loan Documents; (e) all of Borrower’s representations and warranties in the Agreement and the other Loan Documents are true and correct; and (f) no Default or Event of Default has occurred and is continuing or exists.

Liberty Defense Technologies, Inc.

By:
Name:	Bill Frain
Title:	Chief Executive Officer

Schedule 4.2

Inventory and Equipment Locations and Trade Names

“Not Applicable”

Schedule 6.2

Ownership

Owner Name	Ownership %
LDH GS Amalco Corp.	100% (pass thru)
Liberty Defense Holdings, Ltd.	100% (parent entity)

Existing Joint Ventures

Owner Name	Ownership %
N/A	N/A

Schedule 6.7

Real Estate

“Not Applicable”

Schedule 6.8

Intellectual Property

“Not Applicable”

Schedule 6.9

Internal Use – Quality Control (QC)

✓ Internal Review and Quality Check Complete

LOAN PAYMENT SCHEDULE

Period	Year	Month	Payment	Interest	Principal	Balance
0	1	8/19/2024	-			1,800,000.00
1	1	9/15/2024	-	23,888.36	(23,888.36)	1,823,888.36
2	1	10/15/2024	-	26,894.88	(26,894.88)	1,850,783.24
3	1	11/15/2024	-	28,201.18	(28,201.18)	1,878,984.42
4	1	12/15/2024	-	27,707.32	(27,707.32)	1,906,691.74
5	1	1/15/2025	-	29,132.68	(29,132.68)	1,935,824.42
6	1	2/15/2025	-	29,577.81	(29,577.81)	1,965,402.23
7	1	3/15/2025	125,298.53	27,123.63	98,174.90	1,867,227.33
8	1	4/15/2025	125,298.53	28,529.70	96,768.83	1,770,458.50
9	1	5/15/2025	125,298.53	26,178.53	99,120.00	1,671,338.50
10	1	6/15/2025	125,298.53	25,536.68	99,761.85	1,571,576.65
11	1	7/15/2025	125,298.53	23,237.81	102,060.72	1,469,515.93
12	1	8/15/2025	125,298.53	22,453.00	102,845.53	1,366,670.40
13	2	9/15/2025	125,298.53	20,881.60	104,416.93	1,262,253.47
14	2	10/15/2025	125,298.53	18,664.06	106,634.47	1,155,619.00
15	2	11/15/2025	125,298.53	17,656.91	107,641.62	1,047,977.38
16	2	12/15/2025	125,298.53	15,495.71	109,802.82	938,174.56
17	2	1/15/2026	125,298.53	14,334.54	110,963.99	827,210.57
18	2	2/15/2026	125,298.53	12,639.10	112,659.43	714,551.14
19	2	3/15/2026	125,298.53	9,861.20	115,437.33	599,113.81
20	2	4/15/2026	125,298.53	9,153.97	116,144.56	482,969.25
21	2	5/15/2026	125,298.53	7,141.33	118,157.20	364,812.05
22	2	6/15/2026	125,298.53	5,574.03	119,724.50	245,087.55
23	2	7/15/2026	125,298.53	3,623.94	121,674.59	123,412.96
24	2	8/15/2026	125,298.61	1,885.65	123,412.96	0.00

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